Neah Power Systems to take PowerPlay® orders directly from consumers; CEO provides video update

BOTHELL, WA, Immediate release, 2013 -- Neah Power Systems, Inc., (NPWZ) http://www.neahpower.com, a provider of power solutions using proprietary, award winning technology for the military, transportation, and portable electronics markets using the PowerChip® and the PowerPlay® technologies, announced today that based on the previously announced shipment of PowerPlay to a Fortune 110 Company and their evaluation, the Company is developing and intends to implement an online order portal to take orders directly from consumers by Sept 30 2013. The Company will separately announce details of the online portal.

The PowerPlay unit is a passive, low cost, consumer oriented fuel cell that incorporates proprietary technologies from the PowerChip® platform. The current version of the PowerPlay is designed for off-grid smartphone charging for professional and recreational users. The PowerPlay system, in future product offerings, could be optimized for tablets and other consumer electronics.

Dr. Chris D’Couto, President of Neah Power Systems said, “Our shipment to the Fortune 110 Company was a milestone event that enables the direct to consumer launch of PowerPlay. We anticipate customers valuing the off-the-grid functionality it provides, and we look forward to further iterations of the product for other consumer electronics.” Dr. D’Couto also provided a video interview which can be viewed in its entirety at the link below.

http://smallcapepicenter.com/beyondthepressrelease/AGORACOMNeahPowerSmallCap-19August2013/

Shareholders and interested parties are invited to visit the Neah Power Systems Investor Relations Hub on AGORACOM (http://agoracom.com/ir/NeahPowerSystems) where investors are able to ask questions and receive answers in near real-time.

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Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors.

Contact:

Neah Power Systems, Inc.

info@neahpower.com

(425) 424-3324 ext 108